Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (Securities Act File No. 333-226108, Investment Company Act File No. 811-23360) of our report dated July 10, 2018 (September 24, 2018, as to Note 4), related to the financial statements of Broadstone Real Estate Access Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York

September 24, 2018